Rule 424(b)(3)
                                            File Nos. 333-66467 and 333-66467-01

PRICING SUPPLEMENT NO. 17 DATED June 14, 1999
(To Prospectus Dated November 10, 1998, as Supplemented November 10, 1998)

                     COUNTRYWIDE HOME LOANS, INC.
                      MEDIUM-TERM NOTES, SERIES H

                     UNCONDITIONALLY GUARANTEED BY
                  COUNTRYWIDE CREDIT INDUSTRIES, INC.
                           FIXED RATE NOTES
                           ----------------


Trade Date:             June 14, 1999       Book Entry: |X|
Issue Price:            100%                Certificated: |_|
Original Issue Date:    June 25, 1999       Principal Amount:    $ 10,000,000
Stated Maturity Date:   June 25, 2014       Net Proceeds:        $  9,767,400
Interest Rate:          7.25%               Specified Currency:  U.S. Dollars

Exchange Rate Agent:    N/A

Agent:                  Countrywide Securities Corporation

Minimum Denomination:   $1,000
Interest Payment Dates: Monthly on the 25th of the month, commencing
                        July 25, 1999
Record Dates:           Monthly on the 10th of the month

Redemption:                                 Repayment:

Check box opposite applicable paragraph:    Check box opposite applicable
                                              paragraph:
| | The Notes cannot be redeemed prior to   |X| The Notes cannot be repaid prior
  maturity.                                   to maturity.
|X| The Notes may be redeemed prior to      |_| The Notes may be repaid prior to
  maturity.                                   maturity.
Initial Redemption Date: June 25, 2003      Optional Repayment Dates:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction,
  if any:

Additional/Other Terms: The Notes may be redeemed at any time following the Initial Redemption Date upon 10 business days' notice to the Holder.

                            --------------

     The Notes to which this Pricing Supplement relates will be unsecured and unsubordinated indebtedness of CHL and will rank equally with CHL's other unsecured and unsubordinated indebtedness. As of February 28, 1999, the Guarantor did not have any secured indebtedness outstanding and CHL had $87,635 aggregate principal amount of secured indebtedness outstanding. As of that date, CHL had $8,216,382 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with CHL's other unsecured and unsubordinated indebtedness and will rank equally with the Notes to which this Pricing Supplement relates.